VARIABLE LIFE INSURANCE COMPANY

RIDER

DISABILITY BENEFIT PROVISION

WAIVER OF PREMIUMS IN EVENT OF INSURED’S TOTAL DISABILITY AS DEFINED AND LIMITED

We agree, subject to the terms and conditions of this Provision and the policy, to waive the payment of premiums under this policy on receipt at our Home Office of due proof of the Insured’s total disability at the time proof is given and that the total disability:

(1) Began between the policy anniversaries nearest the Insured’s 5th and 65th birthdays while the policy and this Provision were in full force; and

(2) Has been continuous for a least 6 months.

This Provision is made a part of the policy to which it is attached, in consideration of: (a) the application, a copy of which is attached to and made a part of the policy; and (b) payment of the premiums shown on page 3 of the policy for this Benefit and the Variable Life Insurance Benefit. The date of issue of this Provision is shown on page 3 of the policy.

The waiver of any premium will not reduce payments or dividends under the policy.

TOTAL DISABILITY DEFINED

“Total disability” means such incapacity of the Insured as a result of bodily injury or disease that:

(a) For the first 24 months: he or she is able to perform none of the duties of his or her occupation or employment; and

(b) After the first 24 months: he or she is able to perform none of the duties of any occupation or employment for pay or profit for which he or she is reasonably fitted by education, training or experience.

We will deem as “total disability” the total and irrecoverable loss by the Insured of: (a) the sight of both eyes; or (b) the use of both hands or both feet or of one hand and one foot.

BEGINNING OF PERIOD OF WAIVER OF PREMIUMS

Premiums will be waived for the period of continuous total disability which starts with the next policy month after the later of: (a) the date total disability began; or (b) the date 1 year before written notice of claim is received. The portion of any premium paid for a part of the period for which premiums are waived will be refunded.

We may pay a refund due the Insured to a person who we judge to be responsible for the welfare of the Insured.

END OF PERIOD OF WAIVER OF PREMIUMS

The last date to which we will waive premiums will be:

(1) If total disability begins before the policy anniversary nearest the Insured’s 60th birthday, the date the disability ends; or

(2) If total disability begins on or after that anniversary, the earlier of: (a) the date the disability ends; or (b) the day before the anniversary nearest the Insured’s 65th birthday.

EXCEPTIONS AND EXCLUSIONS

No premiums will be waived:

(1) If the total disability begins within 2 years after the date of issue of this Provision and results from an injury sustained or a disease contracted before the date of issue of this Provision;

(2) If the total disability has ceased or the Insured has died prior to receipt of due proof of total disability;

(3) If the total disability results wholly or partially from: (a) willfully and intentionally self-inflicted injury; or (b) service in an armed force of an international body, or a country or group of countries at war whether declared or undeclared;

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(4) If the due proof is not received before this Provision terminates. But failure to give due proof in the time required will not void or reduce a claim if: (a) it was not reasonably possible to give proof in the time required; and (b) due proof is given as soon as reasonably possible; and (c) due proof is given no later than 1 year after the date it is otherwise required, except in the absence of legal capacity.

WRITTEN NOTICE OF CLAIM

Written notice of claim may be filed with us to determine the beginning of the period for which benefits are provided; but no benefit will start until we receive the required due proof.

In any case in which written notice of total disability is filed more than 1 year after the disability began, benefits will start as if notice had been filed within 1 year. But it must be shown that it was furnished as soon as was reasonably possible.

PROOF OF CONTINUANCE OF TOTAL DISABILITY

We shall have the right to require proof of continued total disability at reasonable intervals during the first 2 years after receipt of due proof. After 2 years we will not require proof more often than once a year. After the policy anniversary nearest the Insured’s 65th birthday no proof will be required if the period of total disability began before and has been continuous since the policy anniversary nearest the Insured’s 60th birthday.

As part of any proof, the Insured may be required to be examined by a medical examiner named by us at our expense.

RESUMPTION OF PREMIUM PAYMENTS

The period for which premiums will be waived will end and the payment of the premiums shown on page 3 of the policy shall be resumed in the policy month after the earliest of:

a. Failure to furnish proof of continued total disability when required; or

b. Failure of the Insured to be examined when required; or

c. The end of the period for which premiums will be waived. (See “End of Period of Waiver of Premiums” section.)

INCONTESTABILITY

This Provision shall be incontestable after it has been in force during the lifetime of the Insured and without the occurrence of the total disability of the Insured, for 2 years from its date of issue except for nonpayment of premium. The date of issue is shown on page 3 of the policy.

TERMINATION

This Provision will terminate on the earliest of:

a. The lapse, exchange or termination of the policy; or

b. The end of the grace period during which an Option Date occurs; or

c. The expiry or maturity of the policy, or payment or application of the surrender value; or

d. The due date of the next premium after receipt at our Home Office of a request to cancel by written notice and presentation of the policy for adjustment; or

e. The Insured’s death or the policy anniversary nearest the Insured’s 65th birthday except for benefits for total disability which began before the policy anniversary nearest the Insured’s 60th birthday; or

f. The use of credit under dividend option c to make the policy fully paid-up.

Signed for the Company at Boston, Massachusetts.

President	Secretary

V9337-2 Disability - Waiver of Premiums